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N  E  W  S     R  E  L  E  A  S  E

CONTACT:
GREGORY M. DEARLOVE
SENIOR VICE PRESIDENT & CHIEF FINANCIAL OFFICER
(716) 887-7262

             CTG DIVESTS ITS BUSINESS OPERATIONS IN THE NETHERLANDS DUTCH UNIT GENERATED 2.7 PERCENT OF 2003 CONSOLIDATED REVENUES

     BUFFALO, N.Y. -- April 6, 2004 -- CTG (NYSE: CTG), an international information technology (IT) staffing, solutions, and application management company, today announced the divestiture of its Dutch operating subsidiary, CTG Nederland B.V., in a transaction providing for the transfer of the unit's business, staff and lease and equipment obligations to its current managing director, Marcel Markus. The divestiture has an effective date of transfer of January 1, 2004 and will be treated as discontinued operations. It will result in a charge of approximately $3.7 million, or $0.22 per diluted share, for loss on disposition of discontinued operations that will be recorded in the 2004 first quarter which ended on April 2, 2004.

     "CTG considered a number of alternatives to divest or reduce our operations in The Netherlands in response to continued soft market conditions and concluded that this one was the most cost-effective," said CTG Chairman, President and Chief Executive Officer James R. Boldt. "Our Dutch operations have not been profitable for several years, and last year its operating results reduced CTG's 2003 pre-tax income by approximately $2.4 million. Based on its recent revenues and government restrictions limiting our ability to further adjust staffing levels, this unit is more viable as a smaller, privately owned business with greater operating flexibility."

     Mr. Boldt continued, "Taking this action positions CTG for a higher level of future operating profitability and enables us to better focus our resources and energies on those parts of our business in North America and Europe where the growth opportunities are strongest. This divestiture also provides continuity for the staff remaining with the Dutch operating company and for our clients in The Netherlands. We remain committed to the rest of our European operations in Belgium, Luxembourg, and the United Kingdom, which have performed well under recent market conditions and are expected to be solidly positioned for new growth."

     The Company's operations in The Netherlands contributed $6.8 million to the revenues of $40.3 million generated by its European operations in 2003 and 2.7 percent to CTG's 2003 consolidated revenues of $252.3 million. For current and prior quarter ends, the Company will report its Dutch business as discontinued operations. The current headcount for the unit is approximately 100.




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     Due to this transaction, CTG anticipates that its revenues from continuing operations for the 2004 first quarter will range from $60.7 million to $63.7 million, excluding the $1.8 million in revenues from the Dutch business which will be reflected in the loss from discontinued operations. These results are consistent with CTG's previously issued revenue guidance of $62.5 million to $65.5 million for the quarter. CTG expects that its 2004 first quarter income per diluted share from continuing operations will range from $0.02 to $0.04, equivalent to the previously issued guidance for net income per share. Including the total loss from discontinued operations, the Company expects to report a 2004 first quarter net loss per diluted share ranging from $0.18 to $0.20. CTG anticipates announcing its 2004 first quarter results after the market closes on April 19, 2004.

     Backed by 38 years' experience, CTG provides IT staffing, application management outsourcing, consulting, and software development and integration solutions to help Global 2000 clients focus on their core businesses and use IT as a competitive advantage to excel in their markets. CTG combines in-depth understanding of our clients' businesses with a full range of integrated services and proprietary ISO 9001:2000-certified service methodologies. Our IT professionals based in an international network of offices in North America and Europe have a proven track record of delivering solutions that work. More information about CTG is available on the Web at www.ctg.com.


This document contains certain forward-looking statements concerning the Company's expected first quarter results and current expectations as to future growth. These statements are based upon a review of industry reports, current business conditions in the areas where the Company does business, the availability of qualified professional staff, the demand for the Company's services, and other factors that involve risk and uncertainty. As such, actual results may differ materially in response to a change in such factors. Such forward-looking statements should be read in conjunction with the Company's disclosures set forth in the Company's 2003 Form 10-K and Management's Discussion and Analysis section of the Company's 2003 annual report, which are incorporated by reference. The Company assumes no obligation to update the forward-looking information contained in this release.

                                    -- END --

Today's news release, along with CTG news releases for the past year, is available on the Web at www.ctg.com.